UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2026

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Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	001-39227	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256

(Address of Principal Executive Offices) (Zip Code)

(904) 296-2807

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	DUOT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On June 17, 2026, Duos Technologies Group, Inc. (the “Company) announced an underwritten registered direct offering (the “Offering”) of 2,000,000 shares of common stock, par value $0.001 per share (“the “Common Stock”), and 3,800,00 Pre-Funded Warrants (the “Pre-Funded Warrants”) at a price of $9.50 per share or Pre-Funded Warrant for total gross proceeds of approximately $55 million, before deducting underwriting discounts, commissions and offering expenses. The securities were offered and sold by the Company, pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission on February 11, 2026 (File No. 333-293372), and the base prospectus dated February 12, 2026, as supplemented by the prospectus supplement dated June 17, 2026 (the “Prospectus Supplement”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is expected to close on June 18, 2026.

TD Cowen acted as lead bookrunner on the transaction. Cantor acted as joint bookrunner on the transaction.

The Offering was conducted pursuant to an underwriting agreement (the “Agreement”) between the Company and TD Securities USA LLC, as representative of the Underwriters named therein (the “Underwriters”), that was entered into on June 17, 2026. The Agreement contains customary representations, warranties, and agreements of us. The Company also agreed in the Agreement to indemnify the Underwriters against certain liabilities.

The material terms of the Offering are described in the Registration Statement and the Prospectus Supplement. Each Pre-Funded Warrant has an exercise price of $0.001, subject to adjustment. The Pre-Funded Warrants are exercisable immediately, in whole or in part, provided, that a holder (together with its affiliates) may not exercise any portion of such holder’s Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior written notice from the holder, the holder may increase or decrease the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Pre-Funded Warranty up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. If at the time of exercise, there is no effective registration statement registering the issuance of shares of Common Stock upon exercise of the Pre-Funded Warrant, the holder may elect to exercise the Pre-Funded Warrant on a cashless basis, as provided therein. In the event of any fundamental transaction, as described in the Pre-Funded Warrants, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon exercise immediately prior to such fundamental transaction, the number of shares of the successor or acquiring corporation, or the Company, if it is the survivor, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Pre-Funded Warrant is exercisable immediately prior to such event.

The foregoing descriptions of the Agreement and the Pre-Funded Warrant are not complete and are qualified in their entirety by reference to the full text of the Agreement and the form of Pre-Funded Warrant, copies of which are filed as Exhibits 1.1 and 4.1, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

The legal opinion and consent of Shutts & Bowen LLP relating to the securities is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On June 17, 2026, the Company issued a press release, related to the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated June 17, 2026, between Duos Technologies Group, Inc. and TD Securities (USA) LLC, as Representative
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Shutts & Bowen LLP
23.1	Consent of Shutts & Bowen LLP (included in Exhibit 5.1)
99.1	Press Release, dated June 17, 2026, regarding the Offering.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: June 17, 2026	By:	/s/ Adrian G. Goldfarb
Adrian G. Goldfarb Interim Chief Financial Officer